                                                           ---------------------
                                                               OMB APPROVAL
                                                           ---------------------
                                  UNITED STATES            OMB Number: 3235-0145
                       SECURITIES AND EXCHANGE COMMISSION  Expires: December 31,
                             WASHINGTON, D.C. 20549                 2005
                                                           Estimated average
                                                           burden hours per
                                                           response..........11
                                                           ---------------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                       FILED PURSUANT TO RULE 13D-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)
                               (AMENDMENT NO. 3)*

                 WCH, Inc. f/k/a Candlewood Hotel Company, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   13741M 1081
                                 (CUSIP Number)

                             John Evangelakos, Esq.
                             Sullivan & Cromwell LLP
                                125 Broad Street
                          New York, New York 10004-2498
                                 (212) 558-4000

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

----------------------                                         -----------------
CUSIP NO. 13741M 1081                                          PAGE 2 OF 8 PAGES
----------------------                                         -----------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                Equity-Linked Investors-II
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)                                              (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (SEE INSTRUCTIONS)
                 Not applicable
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e)                                                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                 State of New York
--------------------------------------------------------------------------------
              7        SOLE VOTING POWER
  NUMBER OF                 2,196,000
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  8        SHARED VOTING POWER
  OWNED BY                  0
    EACH      ------------------------------------------------------------------
 REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON                   2,196,000
    WITH      ------------------------------------------------------------------
              10       SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 2,196,000
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
         INSTRUCTIONS)                                                       [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 9.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------                                         -----------------
CUSIP NO. 13741M 1081                                          PAGE 3 OF 8 PAGES
----------------------                                         -----------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                 Private Equity-Linked Investors-II L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)                                              (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (SEE INSTRUCTIONS)
                 Not applicable
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e)                                                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                 State of New York
--------------------------------------------------------------------------------
              7        SOLE VOTING POWER
  NUMBER OF                 2,196,000
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  8        SHARED VOTING POWER
  OWNED BY
    EACH      ------------------------------------------------------------------
 REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON                   2,196,000
    WITH      ------------------------------------------------------------------
              10       SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 2,196,000
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
         INSTRUCTIONS)                                                       [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 9.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------                                         -----------------
CUSIP NO. 13741M 1081                                          PAGE 4 OF 8 PAGES
----------------------                                         -----------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                 Desai Capital Management Incorporated
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)                                              (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (SEE INSTRUCTIONS)
                 Not applicable
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e)                                                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                 State of New York
--------------------------------------------------------------------------------
              7        SOLE VOTING POWER
  NUMBER OF                 0
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  8        SHARED VOTING POWER
  OWNED BY                  4,392,000*
    EACH      ------------------------------------------------------------------
 REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON                   0
    WITH      ------------------------------------------------------------------
              10       SHARED DISPOSITIVE POWER
                            4,392,000*
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 4,392,000*
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
         INSTRUCTIONS)                                                       [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 18.4%*
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 IA, CO
--------------------------------------------------------------------------------

* Desai Capital Management Incorporated is the investment advisor to Private Equity Investors III, L.P. and Equity-Linked Investors-II. Accordingly, securities beneficially owned by Private Equity Investors III, L.P. and Equity-Linked Investors-II may be deemed beneficially owned by Desai Capital Management Incorporated.

                                  SCHEDULE 13D

---------------------                                          -----------------
CUSIP NO. 13741M 1081                                          PAGE 5 OF 8 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                 Rohit Mojilal Desai
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)                                              (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (SEE INSTRUCTIONS)
                 Not applicable
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e)                                                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States of America
--------------------------------------------------------------------------------
              7        SOLE VOTING POWER
  NUMBER OF                 0
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  8        SHARED VOTING POWER
  OWNED BY                  4,392,000*
    EACH      ------------------------------------------------------------------
 REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON                   0
    WITH      ------------------------------------------------------------------
              10       SHARED DISPOSITIVE POWER
                            4,392,000*
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 4,392,000*
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
         INSTRUCTIONS)                                                       [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 18.4%*
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 IN
--------------------------------------------------------------------------------

* Rohit Mojilal Desai is the president, treasurer and chairman of the Board of Directors of Desai Capital Management Incorporated and the sole stockholder of Desai Capital Management Incorporated which is the investment advisor to Private Equity Investors III, L.P. and Equity-Linked Investors-II. Accordingly, securities beneficially owned by Private Equity Investors III, L.P. and Equity-Linked Investors-II may be deemed beneficially owned by Rohit Mojilal Desai.

                                  SCHEDULE 13D

---------------------                                          -----------------
CUSIP NO. 13741M 1081                                          PAGE 6 OF 8 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                 Pecks Management Partners Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)                                              (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (SEE INSTRUCTIONS)
                 Not applicable
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e)                                                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                 State of New York
--------------------------------------------------------------------------------
              7        SOLE VOTING POWER
  NUMBER OF                 2,116,533
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  8        SHARED VOTING POWER
  OWNED BY                  0
    EACH      ------------------------------------------------------------------
 REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON                   2,116,533
    WITH      ------------------------------------------------------------------
              10       SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 2,116,533
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
         INSTRUCTIONS)                                                       [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 8.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                          -----------------
CUSIP NO. 13741M 1081                                          PAGE 7 OF 8 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                 MONY Life Insurance Company
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)                                              (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (SEE INSTRUCTIONS)
                 Not applicable
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) OR 2(e)                                                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                 State of New York
--------------------------------------------------------------------------------
              7        SOLE VOTING POWER
  NUMBER OF                 888,286
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  8        SHARED VOTING POWER
  OWNED BY                  0
    EACH      ------------------------------------------------------------------
 REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON                   888,286
    WITH      ------------------------------------------------------------------
              10       SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 888,286
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
         INSTRUCTIONS)                                                       [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 3.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 IC
--------------------------------------------------------------------------------

         This Amendment No. 3 (this "Schedule 13D"), hereby amends and supplements with respect to the parties signatory hereto (the "Reporting Persons") (i) the statement on Schedule 13D filed by MONY Life Insurance Company, formerly known as The Mutual Life Insurance Company of New York, a New York insurance company ("MONY"), Pecks Management Partners Ltd., a New York corporation ("Pecks"), Advance Capital Offshore Partners, L.P., a Cayman Islands limited partnership ("Advance Offshore I"), Advance Capital Partners, L.P., a Delaware limited partnership ("Advance Capital I"), Advance Capital Offshore Associates, LDC, a Cayman Islands limited duration company and the general partner of Advance Offshore I ("Advance Offshore II"), Advance Capital Associates, L.P., a Delaware limited partnership, the general partner of Advance Capital I and the majority shareholder of Advance Offshore II ("Advance Capital II"), Advance Capital Management, LLC, a Delaware limited liability company and the managing general partner of Advance Capital II, Private Equity Investors III, L.P., a Delaware limited partnership ("PEI-III"), Equity-Linked Investors-II, a New York limited partnership ("ELI-II"), Rohit Mojilal Desai, an individual ("Desai"), Desai Capital Management Incorporated, a New York corporation and the investment adviser to PEI-III and ELI-II ("DCMI"), LNR Candlewood Holdings, Inc., a Nevada corporation ("LNR"), Leisure Colony Management Corp., a Florida corporation and the sole shareholder of LNR ("Leisure"), LNR Property Corporation, a Delaware corporation and the sole shareholder of Leisure, Allied Capital Corporation, a Maryland corporation on June 4, 1998, (ii) Amendment No. 1 thereto, filed on September 10, 1998 and
(iii) Amendment No. 2 thereto, filed on November 6, 2003, relating to the common stock, par value $.01 per share (the "Common Stock") of WCH, Inc., formerly known as Candlewood Hotel Company, Inc., a Delaware corporation (the "Issuer"). The Reporting Persons have entered into a Joint Filing Agreement, dated January 7, 2004, a copy of which is attached hereto as Exhibit 1.

ITEM 4. PURPOSE OF TRANSACTION.

         Item 4 of the Original Schedule 13D is hereby amended by inserting the following paragraph immediately after the final paragraph:

         Effective December 31, 2003, Jack P. DeBoer, Thomas H. Nielsen, Richard
M. Kelleher, J. Michael Issa, James E. Roos, Frank J. Pados, Jr. and Robert S. Morris resigned as directors of the Issuer's Board of Directors. On December 31, 2003, Elaine Healy was appointed to serve as a director of the Issuer's Board of Directors by the holders of the Series A Preferred Stock and the holders of the Series B Cumulative Convertible Preferred Stock, par value $.01 per share of the Issuer convertible into Common Stock at the option of the holder.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT                                DESCRIPTION
-------         ----------------------------------------------------------
      1         Joint Filing Agreement among PEI-III, ELI-II, Desai, DCMI,
                Pecks and MONY, dated January 7, 2004.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 7, 2004

                                     PRIVATE EQUITY INVESTORS III, L.P.

                                     By: Rohit M. Desai Associates III, LLC
                                           General Partner

                                         By: /s/ Rohit Mojilal Desai
                                             -----------------------------------
                                             Name: Rohit Mojilal Desai
                                             Title: Managing Member

                                     EQUITY-LINKED INVESTORS-II

                                     By: Rohit M. Desai Associates-II
                                           General Partner

                                         By: /s/ Rohit Mojilal Desai
                                             -----------------------------------
                                             Name: Rohit Mojilal Desai
                                             Title: Managing General Partner

                                     DESAI CAPITAL MANAGEMENT
                                     INCORPORATED

                                         By: /s/ Rohit Mojilal Desai
                                             -----------------------------------
                                             Name: Rohit Mojilal Desai
                                             Title: President

                                     /s/ Rohit Mojilal Desai
                                     -------------------------------------------
                                      Name:  Rohit Mojilal Desai

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 7, 2004

                                     DELAWARE STATE EMPLOYEES'
                                     RETIREMENT FUNDS

                                     By: Pecks Management Partners Ltd.,
                                           its Investment Advisor

                                         By: /s/ Robert Cresci
                                             -----------------------------------
                                             Name: Robert Cresci
                                             Title: Managing Director

                                     DECLARATION OF TRUST FOR THE
                                     DEFINED BENEFIT PLAN OF ZENECA
                                     HOLDINGS INC.

                                     By: Pecks Management Partners Ltd.,
                                           its Investment Advisor

                                         By: /s/ Robert Cresci
                                             -----------------------------------
                                             Name:  Robert Cresci
                                             Title: Managing Director

                                     DECLARATION OF TRUST FOR THE
                                     DEFINED BENEFIT PLAN OF ICI
                                     AMERICAN HOLDINGS INC.

                                     By: Pecks Management Partners Ltd.,
                                         its Investment Advisor

                                         By: /s/ Robert Cresci
                                             -----------------------------------
                                             Name: Robert Cresci
                                             Title: Managing Director

                                     J.W. McCONNELL FAMILY TRUST

                                     By: Pecks Management Partners Ltd.,
                                         its Investment Advisor

                                         By: /s/ Robert Cresci
                                             -----------------------------------
                                             Name: Robert Cresci
                                             Title: Managing Director

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 7, 2004

                                     MONY LIFE INSURANCE COMPANY

                                     By: J. Romeo & Co. as nominee
                                         for MONY Life Insurance Company

                                     By: /s/ Raymond Duffy
                                         ---------------------------------------
                                         Name: Raymond Duffy
                                         Title: A Partner